EXHIBIT 99.1
                                  PRESS RELEASE

First Mariner Bancorp Announces Private Placement of 400,000 Shares of Common Stock

BALTIMORE--(BUSINESS WIRE)--Jan. 3, 2001-- First Mariner Bancorp (Nasdaq: FMAR - news), parent company of First Mariner Bank, announced today that, on December 29, 2000, it has received additional capital of $1.5 million. The capital was raised in a private placement of approximately 400,000 shares of its common stock at a price of $3.8375 per share, the average market price of the Company's stock for five days prior to the offering. The participants in the private placement included a number of the Company's directors and executive officers. The shares that will be issued in the private placement will not be registered under the Securities Act of 1933; therefore, the shares will be restricted and may not be sold absent registration or an exemption from the registration requirements.

Edwin F. Hale, Sr., First Mariner's chairman and chief executive officer said "The private placement, which was intended to increase the Company's current capital level for banking regulatory purposes and to support future growth, evidences the commitment of the directors and officers of the Company to the Bank and their confidence in our business. We are very happy and proud to have such support."

First Mariner Bancorp is a bank holding company with total assets of $694 million. Its wholly owned subsidiary, First Mariner Bank, operates 26 full service branches in Baltimore, Anne Arundel, Harford, Talbot, and Worcester counties in Maryland, and the city of Baltimore. First Mariner Mortgage Corporation is a wholly owned subsidiary of First Mariner Bank and operates 10 offices in Central Maryland and Northern Virginia. First Mariner Bancorp's common stock is traded on the Nasdaq National Market under the symbol "FMAR". Preferred shares issued by Mariner Capital Trust (Subsidiary of First Mariner Bancorp) are also traded under the Nasdaq National market under the symbol "FMARP". First Mariner's web site address is www.1stMarinerBank.com.

This press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, and other unknown outcomes. The Company's actual results could differ materially from management's expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company's business, successful implementation of Company's branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly internet banking, impact of interest rates, possibility of economic recession or slow down (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin
F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.